UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2025

Tenaya Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40656	81-3789973
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

171 Oyster Point Boulevard Suite 500
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 825-6990

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TNYA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Repricing of Designated Underwater Options

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Tenaya Therapeutics, Inc. (the “Company”) approved an option repricing, effective as of January 24, 2025 (the “Effective Date”). The repricing generally applied to nonstatutory stock options to purchase shares of the Company’s common stock that: (i) were granted to employees under the Company’s Amended and Restated 2016 Equity Incentive Plan, as amended (the “2016 Plan”), and/or the Company’s 2021 Equity Incentive Plan (together with the 2016 Plan, the “Plans”) and applicable award agreements thereunder; (ii) as of the Effective Date, were held by employees or certain other service providers; and (iii) had an exercise price per share equal to or greater than $3.00 (the “Eligible Options”).

The repriced options include Eligible Options held by Whit Tingley, the Company’s Chief Medical Officer (options to purchase an aggregate of 630,982 shares with original exercise prices ranging from $3.06 to $15.19 per share).

The new exercise price for repriced options is $1.21 per share, the closing price of the Company’s common stock on the Effective Date. However, if an individual exercises a repriced Eligible Option before the Retention Goal Achievement (as defined below), such individual will be required to pay a premium exercise price that is equal to the exercise price per share of such Eligible Option immediately prior to the Effective Date. There was no change to the expiration dates or service-based vesting criteria of, or number of shares underlying, the Eligible Options and such options remain subject to the terms of the applicable Plans and award agreements. For the purposes of the repricing, “Retention Goal Achievement” means either (i) the holder of the Eligible Options has remained a Service Provider (as defined in the Plan under which the applicable option was granted) through the period that begins on the Effective Date and ends on July 24, 2025 (the “Retention Date”); or (ii) a Change in Control (as defined in the Plan under which the applicable option was granted) happens after the Effective Date but prior to the Retention Date while the individual remains a Service Provider.

The Compensation Committee approved the repricing following careful consideration of various alternatives and a review of other applicable factors and receipt of the advice of the Company’s independent compensation consultant. The repricing, including the provision of the Retention Goal Achievement, was designed with the objectives of retaining and motivating the holders of the Eligible Options to continue to work in the best interests of the Company and its stockholders without incurring the stock dilution resulting from significant additional equity grants or significant additional cash expenditures resulting from additional cash compensation. As of the date of approval of the repricing, a substantial majority of the stock options held by Company employees were “underwater,” with exercise prices per share above the current market price of a share of the Company’s common stock. The total number of shares underlying all repriced options was approximately 4,133,517 shares. The repriced options previously had exercise prices ranging from $3.06 to $21.01 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENAYA THERAPEUTICS, INC.
	By:	/s/ Jennifer Drimmer Rokovich
Jennifer Drimmer Rokovich
General Counsel and Secretary

Date: January 28, 2025